EXHIBIT 10.1
BILL.COM HOLDINGS, INC.

October 18, 2022

Via Email

Blake Murray

Re:    Terms of Transition, Separation and Advisory Services

Dear Blake:

This letter confirms the agreement (“Agreement”) between you and Bill.com Holdings, Inc. (collectively with its subsidiaries, including, for the avoidance of doubt, DivvyPay, LLC and its predecessor entities, the “Company”) concerning the terms of your separation from employment and offers you certain benefits to which you would not otherwise be entitled, including your continued employment through the Separation Date (as defined below), conditioned upon your provision of a general release of claims and covenant not to sue as provided herein. If you agree to the terms outlined herein, please sign and return this Agreement to me in the timeframe outlined below.

1.Separation from Employment: As you know, the Company has determined that it is in the Company’s best interest for you and the Company to part ways and for your employment with the Company to end. The Company has discussed with you the terms under which it is willing to continue your employment through the Transition Period, as described further below. By your signature below you acknowledge and agree that: (a) your separation from the Company, pursuant to the terms hereof and including, for the avoidance of doubt, your prior transition to the role of Advisor to CEO, does not constitute a Qualifying Termination or CIC Qualifying Termination (each as referenced in your May 6, 2021 offer letter with the Company (the “Offer Letter”) and as defined in and governed by the Company’s standard Change in Control and Severance Agreement referenced in the Offer Letter (the “CIC and Severance Agreement”), and (b) Good Reason, within the meaning of the Amended Holdback Agreement referenced in Paragraph 6 below or within the meaning of the CIC and Severance Agreement, does not exist for you to resign your employment, and you agree not to assert, and to waive any and all rights you may have to assert, Good Reason, including, without limitation, in connection with your prior transition to the position of Advisor to CEO, the Employee Transition Services (as defined below), or the Advisory Services (as defined in the Advisor Agreement, described in Section 2 below).

2.Continued Employment; Advisory Services: In exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth below, your other promises herein and your full compliance with this Agreement at all times, the Company agrees to continue your employment on the terms set forth below.

a.Separation Date; Transition Period and Employee Transition Services: Your last day of employment with the Company will be January 1, 2023 (the “Separation Date”) subject to the at-will nature of your employment, as described in Paragraph 2(e), below. Between the effective date of this Agreement and the Separation Date (the “Transition Period”), you agree to cooperatively and diligently provide transition services as directed by the Company’s Chief Executive Officer (“CEO”), to whom you will report, including transition of the responsibilities, duties, and knowledge relative to your current and prior positions (the “Employee Transition Services”). During the Transition Period, you will remain a full-time remote employee with access to Company systems necessary, as determined by the Company, for you to complete the Employee Transition Services, but in no event should you report to the Company’s offices or attend Company meetings unless specifically requested by the CEO.

b.Transition Period Compensation and Benefits: During the Transition Period, the Company will pay you an annual salary of $35,568, less applicable withholdings. During the Transition Period, you will continue to be eligible to participate in benefits customarily afforded to other employees, including participation in the Company-sponsored health benefit plans, to the fullest extent allowed by the governing plans, agreements, or policies, provided, however, that you will no longer be eligible to participate in the Company’s bonus plans or programs. The RSUs (as defined below) and Unvested Merger Shares (as defined below) will continue to be eligible to vest subject to the terms and conditions set forth in Section 6 below. Further, you must receive written approval from the CEO for any-business related expenses incurred in connection with the Employee Transition Services.

c.Separation Compensation; Advisor Agreement: Provided that you provide the Employee Transition Services through the end of the Transition Period as determined by the Company in good faith and in its sole discretion, then in exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth in Exhibit A (the “Second Release”), to be signed no earlier than the Separation Date, and your other promises herein, the Company agrees to engage you as an advisor pursuant to the terms of the Advisor Agreement attached hereto as Exhibit B (the “Advisor Agreement”).

d.Communications. During any period in which you provide Employee Transitional Services or Advisory Services (as defined in the Advisor Agreement) to the Company, and in connection with your statements, communications and representations (regardless of their form or the context in which they are made) regarding your ongoing relationship with the Company and its Divvy business unit, you agree to refer to yourself solely as “Founder and Former-CEO of Divvy,” and to state only that you are “providing advisory services to the Company.” You agree, on or prior to the date of this Agreement, to update your LinkedIn profile and all other networking, social media and other profiles consistent with the previous sentence.

e.At-Will Employment: During the Transition Period, your employment with the Company will remain at-will, meaning either you or the Company may terminate your employment at any time with or without notice or reason.

By signing below, you acknowledge that you are receiving the release consideration outlined in this Section 2 in consideration for waiving your rights to claims referred to in this Agreement (and the Second Release, if applicable) and that you would not otherwise be entitled to the release consideration.

3.Final Pay: On your final day of employment, the Company will pay you for all wages, salary, bonuses, commissions, reimbursable expenses previously submitted by you, accrued vacation (if applicable) and any similar payments due you from the Company as of the Separation Date.

4.Return of Company Property: You hereby warrant that within five (5) days after the Separation Date, and in accordance with your obligations under Section 11 of the PIIA (as defined below), you agree to deliver to the Company’s VP, Employee Experience, all originals, copies (whether in electronic or hard copy format), any data derived from all computers, disks, drives, documents, cell phones, equipment, emails, papers, keys, property, notes, writings, manuals and other materials obtained from the Company, acquired by you as a result of, or during the course of, your employment with the Company (collectively, “Company Property”). You may retain your Company-issued laptop; provided, however, that all Company data and/or other proprietary and/or confidential information on such laptop are permanently deleted/wiped by a Company IT professional no later than five (5) business days following the Separation

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Date. You shall not seek later to recreate, write down or reconstruct any of this Company Property. All property shall be in the same condition as it was received by you, normal wear and tear excepted. You agree that you will make a diligent search to locate all of the Company Property. In addition, if you have used any personally owned computer, smartphone, tablet, handheld device, server, or email system to receive, store or transmit any Company confidential or proprietary data, materials or information, then no later than five (5) days following the Separation Date, you agree to delete and expunge such Company confidential or proprietary information from those devices and systems without retaining any reproductions and to confirm in writing that you have done so.

5.Post-Employment Obligations: For clarity, nothing in this Agreement is intended to reduce in any way your post-employment obligations or restrictions, including any restrictive covenants. Specifically, you hereby acknowledge that, regardless of whether you execute this Agreement, you continue to be bound by (i) the attached Non-Competition and Non-Solicitation Agreement dated May 6, 2021 (the “Non- Competition Agreement”, Exhibit C hereto), and (ii) the attached Proprietary Information and Inventions Agreement dated May 5, 2021 (the “PIIA”, Exhibit D hereto). For the avoidance of doubt, the restrictive covenants in the Non-Competition Agreement (Sections 1-3) will remain in effect until June 1, 2024, and the restrictive covenants in the PIIA (Sections 7 and 8) will remain in effect during, and for the respective one- to two-year periods following the conclusion of, your services to the Company (including during the period you provide Advisory Services). Moreover, given your executive role with, and your broad and unique access to the trade secrets and other proprietary business information of, the Company following the Merger (as defined below), and in exchange for your Employee Transition Services, your Advisory Services (as applicable) and continued equity vesting as set forth in Section 6 below, you and the Company hereby agree to the following:

a.You and the Company agree that for purposes of the PIIA, the term “Company” shall mean DivvyPay, LLC and Bill.com Holdings, Inc. (including its subsidiaries), such that each and every obligation thereunder shall apply to and inure to benefit of the Company in connection with your employment with the Company through the Separation Date and during the period you provide Advisory Services and with respect to any post-termination restrictive covenants, as applicable.

b.You and the Company agree to replace the term “Business” in Sections 1 and 8.1, respectively, of the Non-Competition Agreement and the PIIA with the following:

i.Section 1 of the Non-Competition Agreement: “Business” means participating or engaging (whether actively or through ownership) in, or rendering any services to any business engaged in, the business of the Company as conducted as of the Closing Date, and the business of the Parent as conducted or proposed to be conducted as of the Separation Date, including any business relating to business expense reimbursement payment or spend management or any cloud-based software in respect of back-office financial processes for sole proprietors and small and medium-sized businesses, including, without limitation, provision of accounts payable solutions, accounts receivable solutions, invoice or payment processing.

ii.Section 8.1 of the PIIA: “Business” shall mean the Company’s or Bill.com Holdings, Inc.’s (including its subsidiaries, parents, affiliates and assigns) business as conducted or proposed to be conducted as of the Separation Date, including any business relating to business expense reimbursement payment or spend management or any cloud-based software in respect of back-office financial processes for sole proprietors and small and medium-sized businesses, including, without limitation, provision of accounts payable solutions, accounts receivable solutions, invoice or payment processing.

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6.Equity: Provided you execute this Agreement and you continue to provide Employee Transition Services hereunder (the “Services Requirement”) and you continue to comply with the Precedent Agreements (as defined below, and continued compliance therewith, the “Compliance Requirement”), you shall continue to vest in the RSUs (as defined below) and Unvested Merger Shares (as defined below) as set forth below in this Section 6.

For the avoidance of doubt, this Section 6 shall also govern the continued vesting of the RSUs and Unvested Merger Shares if you provide Advisory Services pursuant to the Advisor Agreement, provided that, in such case, references in this Section 6 to “Employee Transition Services” shall mean Advisory Services and references this Section 6 to “Agreement” shall mean Advisor Agreement.

a.RSUs. Pursuant to your Restricted Stock Unit Award Agreement with the Company dated July 20, 2021 and the Company’s 2019 Equity Incentive Plan (hereafter collectively referred to as the “RSU Agreement”), you were granted 635,850 restricted stock units for shares of the Company’s common stock (the “RSUs”), 211,950 of which have vested as of October 18, 2022 and 423,900 of which remain unvested as of October 18, 2022.

i.Regular Vesting. Except in the event of forfeiture as set forth in Section 6(a)(ii) below, the RSUs will continue to vest in accordance with the vesting schedule set forth in the RSU Agreements and in accordance with the terms of the RSU Agreements, subject to your satisfaction of the Services Requirement and the Compliance Requirement on each applicable vesting date. Except in the event of acceleration as set forth in Section 6(a)(iii) below, the RSUs will not be eligible for accelerated vesting under any plan, policy or other agreement with the Company, including, but not limited to, the CIC and Severance Agreement referenced in your Offer Letter.

ii.Termination for Cause or other than due to death. Notwithstanding anything to contrary in the RSU Agreements, in the event you terminate your Employee Transition Services for any reason other than as a result of your death or the Company terminates your Employee Transition Services for Cause (as defined below), any then-unvested RSUs shall immediately and automatically expire and be forfeited, and, thereafter, you shall cease to have any right or interest in the then-unvested RSUs.

iii.Termination other than for Cause or due to death. Notwithstanding anything to contrary in the RSU Agreements, in the event the Company terminates your Employee Transition Services without Cause (as defined below) or your Employee Transition Services terminate as a result of your death, provided that you deliver to the Company an executed general waiver and release, in a form provided by the Company, of all claims and causes of action against the Company (an “Acceleration Release”) within the applicable time period set forth therein and do not revoke the Acceleration Release within the revocation period (if any) set forth therein (provided, however, that in no event may the applicable time period or revocation period extend beyond sixty (60) days following termination of your Services) (delivery of such effective Release, the “Acceleration Release Requirement”) and subject to your satisfaction of the Compliance Requirement on your termination date, the vesting of any then-unvested RSUs shall immediately accelerate in full.

b.Unvested Merger Shares. You entered into a Holdback Agreement with the Company, dated May 6, 2021 (the “Holdback Agreement”) in connection with the Company’s acquisition of DivvyPay, Inc, a Delaware Corporation (“Divvy” and such acquisition, the “Merger”), which imposed vesting restrictions on 461,077 shares of common stock of the Company issued to you in connection with the Merger (the “Unvested Merger Shares”). For the avoidance of doubt, the Unvested Merger Shares include those certain shares of Divvy you transferred to the BTM Investment Holdings, LLC (the “BTM LLC”) prior to the closing of the Merger, which are subject to the vesting restrictions imposed by the Holdback Agreement pursuant to the Amendment and Joinder to the Holdback Agreement, with the

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Company and BTM Investment Holdings, LLC, dated May 26, 2021 (the “Amendment and Joinder Agreement,” and together with the Holdback Agreement, the “Amended Holdback Agreement”). None of the Unvested Merger Shares have vested as of the date October 18, 2022.

i.Regular Vesting. Except in the event of forfeiture as set forth in Section 6(b)(ii) below, the Unvested Merger Shares will continue to vest in accordance with the vesting schedule set forth in the Amended Holdback Agreement and in accordance with the terms of the Amended Holdback Agreement subject to your satisfaction of the Services Requirement and the Compliance Requirement on each applicable vesting date. Except in the event of acceleration as set forth in Section 6(b)(iii) below, the Unvested Merger Shares will not be eligible for accelerated vesting under any plan, policy or other agreement with the Company, including, but not limited to, the CIC and Severance Agreement and the Amended Holdback Agreement.

ii.Termination for Cause or other than due to death or due to Disability. Notwithstanding anything to the contrary in the Amended Holdback Agreement, in the event either you terminate your Employee Transition Services for any reason other than as a result of your death or Disability (for purposes of this Agreement, as defined in the Amended Holdback Agreement) or the Company terminates your Employee Transition Services for Cause (as defined below), any then-unvested Unvested Merger Shares will cease vesting at that time and will be repurchased by the Company under the Repurchase Option (as defined in the Amended Holdback Agreement) and the Company will pay you the Repurchase Price (as defined in the Amended Holdback Agreement) and, thereafter, you and BTM LLC shall cease to have any right, title or interest in the then-unvested Unvested Merger Shares.

iii.Termination other than for Cause, due to death or due to Disability. Notwithstanding anything to contrary in the Amended Holdback Agreement, in the event the Company terminates your Services without Cause (as defined below) or your Services terminate as a result of your death or Disability, provided that you satisfy the Acceleration Release Requirement and subject to your satisfaction of the Compliance Requirement on your termination date, any then-unvested Unvested Merger Shares shall vest and be released from the Repurchase Option.

The foregoing subsections (i), (ii) and (iii) of this Section 6(b) supersede and replace Section 1(e) of the Amended Holdback Agreement. Any portion of the Unvested Merger Shares that constitute Escrowed Stock (as defined in the Amended Holdback Agreement) will continue to be subject to the terms and conditions of the Merger Agreement and Escrow Agreement, as applicable.

By your signature below you acknowledge and agree that you may not resign for Good Reason (within the meaning of the Amended Holdback Agreement or within the meaning of the CIC and Severance Agreement) and receive the vesting acceleration of your Unvested Merger Shares under this Agreement.

By BTM LLC’s signature below, it acknowledges and agrees to all of the foregoing terms and conditions that apply to the Unvested Merger Shares.

c.Definitions.

i.For purposes of this Agreement, “Cause” shall mean (i) your breach of any material term of this Agreement; (ii) your unauthorized use or disclosure of or reliance upon the Company’s trade secrets or other Proprietary Information (as defined in the PIIA); (iii) your breach of the Non- Competition Agreement or PIIA; (iv) your material breach of any other agreement between you and the Company; (v) your violation of any Company policy applicable to you; (vi) your interference with the Company’s ongoing integration of the Divvy business unit into the broader Company business, including, without limitation, directly or indirectly encouraging, supporting or enabling Company employees to

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interfere with or delay such integration, as determined by the Company in its sole discretion; (vii) your attempted or actual perpetuation of the Divvy brand in any way without the express written consent of the Company’s Chief Executive Officer, (viii) making public comments by you related to the Company’s acquisition of the Divvy business or post-acquisition integration activities or related to the Company, the Divvy business or their respective products, employees, cultures or prospects following the acquisition; (ix) your conviction of, or your plea of “guilty” or “no contest” to, a felony or a crime involving theft, embezzlement, dishonesty or moral turpitude; (x) your commission of any tortious act, unlawful act or malfeasance which causes or reasonably could cause (for example, if it became publicly known) material harm to the Company’s standing, condition or reputation (xi) your willful misconduct; or (xii) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employee, if the Company has requested your cooperation, in the case of subsections (i)-(xii) above, whether such conduct occurs during the Transition Period or the Advisory Period, as applicable, or is discovered by the Company during the Transition Period or the Advisory Period, as applicable, to have occurred during your employment with the Company. The foregoing definition of “Cause” supersedes and replaces in its entirety, for all purposes under this Agreement and the Advisor Agreement and with respect to the RSUs and the Unvested Merger Shares, the definition of “Cause” set forth in the Amended Holdback Agreement.

ii.For purposes of this Agreement, “Precedent Agreements” shall mean (1) the Non- Competition Agreement as modified herein , (2) the PIIA Proprietary as modified herein, (3) this Agreement and (4) the Advisory Agreement.

d.Other Terms of Amended Holdback Agreement and RSU Agreement. Except as explicitly set forth above, the terms and conditions of the Amended Holdback Agreement and the RSU Agreement remain unchanged.

e.No Other Unvested Equity. You acknowledge and agree that other than the RSUs and Unvested Merger Shares, you hold no other unvested stock options, including but not limited to Unvested Assumed Options (as defined in the Holdback Agreement), restricted stock units, shares or other equity in the Company.

7.General Release and Waiver of Claims:

a.The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit-sharing, stock, stock options, restricted stock units or other ownership interest in the Company, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company. To the fullest extent permitted by law, and except with respect to rights and entitlements specifically provided under this Agreement, you and BTM LLC hereby release and waive any other claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims of any kind under the Merger Agreement, the Offer Letter, the CIC and Severance Agreement and the Amended Holdback Agreement, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation, benefits, equity (whether in the form of stock, stock options, RSUs or otherwise) or other ownership interest in the Company arising out of your employment or your separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the Utah Antidiscrimination Act, the California Fair Employment and Housing Act and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims

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based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act.

b.By signing below, you expressly waive any benefits of Section 1542 of the Civil Code of the State of California, and any similar state law applicable to you, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

c.You and the Company do not intend to release claims that you may not release as a matter of law, including but not limited to claims for indemnity you may have in your capacity as an officer of the Company, which may be provided pursuant to the Company’s certificate of incorporation or its bylaws, pursuant to any contract between the Company and you, including but not limited to, any indemnification agreement entered into by the Company and you, or any D&O insurance policy maintained by the Company, or any claims for enforcement of this Agreement. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.

8.Covenant Not to Sue:

a.To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will you pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter released by this Agreement.

b.Nothing in this paragraph shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act. You further represent that you have provided the Company with written notice of any and all concerns regarding suspected bank fraud, wire fraud, mail fraud, securities fraud, any violation of a rule or regulation of the Securities and Exchange Commission (“SEC”), any violation of federal law, or any violation of the Company’s Code of Business Conduct and Ethics, or any other ethical and compliance issues or violations on the part of the Company or any released person or entity.

9.Protected Rights: You understand that nothing in the General Release and Waiver of Claims and Covenant Not to Sue paragraphs above, or otherwise in this Agreement, limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit your right to receive an award for information provided to any Government Agencies.

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10.Arbitration: Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s confidential, proprietary, and/or trade secret information, the parties agree to arbitrate, in Salt Lake City, Utah through JAMS, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other party. A neutral arbitrator shall be selected by both parties, and shall (a) have the authority to compel adequate discovery for the resolution of the dispute; (b) have the authority to award monetary damages and any and all other remedies that would be available in court, governed by the substantive laws of the State of Utah; and (c) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The parties shall be entitled to all rights and remedies that each, respectively, would be entitled to pursue in a court of law; provided, however, that either party may seek to obtain injunctive relief in court to prevent irreparable harm pending the conclusion of arbitration. The arbitrator's decision shall be final, binding, and conclusive. Except as otherwise provided herein, the parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. Except as otherwise provided herein, the parties expressly waive any entitlement to have such controversies decided by a court or a jury.

11.Attorneys’ Fees: If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.

12.Section 409A. To the extent (i) any payments to which you become entitled under this Agreement, or any agreement or plan referenced herein, in connection with the termination of your employment with and/or services to the Company constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) you are deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from your “separation from service” under Section 409A of the Code; or (ii) the date of your death following such Separation; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum (without interest). Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section

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409A. Payments pursuant to this Agreement (or referenced in this Agreement) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A.

13.Confidentiality: The contents, terms and conditions of this Agreement must be kept confidential by you and may not be disclosed except to your immediate family, accountant or attorneys or pursuant to subpoena or court order. You agree that if you are asked for information concerning this Agreement, you will state only that you and the Company reached an amicable resolution of any disputes concerning your separation from the Company. Any breach of this confidentiality provision shall be deemed a material breach of this Agreement.

14.No Admission of Liability: This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under the Federal Rules of Evidence 408 and/or any other state or federal provisions of similar effect.

15.Complete and Voluntary Agreement: This Agreement, together with the Amended Holdback Agreement (as modified above), the RSU Agreement and Exhibits A, B, C, and D hereto, constitute the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter except as stated herein. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion. By your signature below, you acknowledge having read and considered all of the provisions of this Agreement carefully, and having had the opportunity to consult with counsel of your own choosing, and, given this, you agree that the obligations created hereby are not unreasonable. The provisions of this Agreement shall survive the termination of your employment for any reason to the extent necessary to enable the parties to enforce their respective rights under this Agreement.

16.Severability: The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.

17.Notice and Cooperation: You agree that if you are solicited or contracted by any law firm or agent of any law firm regarding the Company or your employment with the Company, or if you are ordered or subpoenaed to testify or produce information in connection with any claim against the Company, you will immediately notify the Company by contacting the Company’s Chief Legal Officer. You also agree to make yourself fully and reasonably available to assist the Company and its representatives with any investigation or with its prosecution and/or defense of any legal proceedings involving matters of which you may have relevant knowledge.

18.Modification; Counterparts; Electronic/PDF Signatures: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution

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of an electronic or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be equally admissible in any legal proceeding as if an original.

19.Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Utah.

20.Effective Date: This Agreement is effective on the date it is signed by both parties.

21.Expiration of Offer: You may take up to five (5) business days to consider this Agreement (the “Consideration Period”). The offer set forth in this Agreement, if not accepted by you before the end of the Consideration Period, will automatically expire.

If you agree to abide by the terms outlined in this Agreement, please sign and return it to me.

Sincerely,

BILL.COM HOLDINGS, INC.

By:    /s/ René Lacerte     René Lacerte
Chief Executive Officer

READ, UNDERSTOOD AND AGREED

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/s/ Blake Murray     Date: Blake Murray

10/18/2022

READ, UNDERSTOOD AND AGREED WITH RESPECT TO THE UNVESTED MERGER SHARES HELD BY BTM LLC:

/s/ Blake Murray
Blake Murray, as sole member of BTM Investment Holdings, LLC

Date:

10/18/2022

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